Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Stephen Bacica
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	SBacica@MCGCapital.com
(866) 904-4775 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS FOURTH QUARTER 2011 AND ANNUAL RESULTS

AND DISTRIBUTION OF $0.17 PER SHARE

ARLINGTON, VA—March 1, 2012—MCG Capital Corporation (Nasdaq: MCGC) (“MCG” or the “Company”) announced today its financial results for the quarter and year ended December 31, 2011. MCG will host an investment community conference call today, March 1, 2012 at 10:00 a.m. (Eastern Time).

HIGHLIGHTS

•

Distributable net operating income, or DNOI, for the quarter ended December 31, 2011 was $8.2 million, or $0.11 per share. DNOI for all of 2011 was $40.2 million, or $0.53 per share. DNOI refers to net operating income adjusted for amortization of employee restricted stock awards.

•	Net operating income, or NOI, for the quarter ended December 31, 2011 was $7.5 million, or $0.09 per share. NOI for the full year was $37.7 million, or $0.49 per share.

•	Net loss for the quarter ended December 31, 2011 was $49.0 million, or $0.64 per share. Net loss for the full year was $93.1 million, or $1.22 per share.

•

DNOI and NOI were reduced, and net loss per share increased, each on a per share basis by $0.04 for the quarter ended December 31, 2011 due to the August 2011 corporate restructuring costs, as well as, severance payments and other related costs in connection with the October 2011 departure of MCG’s former chief executive officer. For the full year, these costs reduced DNOI and NOI, and increased net loss, each on a per share basis by $0.09.

•

Net investment loss for the quarter ended December 31, 2011 was $56.4 million, which included an $18.3 million reduction in the fair value of Broadview Networks Holdings, Inc., or Broadview, primarily reflecting, among other factors, continuing challenges in the bond market, a downgrade of Broadview’s corporate credit rating, delays by Broadview in refinancing its debt, as well as the near-term maturities of Broadview’s debt facilities. Additionally, the Company recorded a $21.9 million reduction in the fair value of Jet Plastica Investors, LLC, or Jet Plastica, to reflect, among other factors, a continued decrease in its operating performance. Lastly, for the quarter ended December 31, 2011, the Company recorded an $11.7 million reduction in the fair value for Jenzabar, Inc. in connection with the negotiation of a discounted monetization of this investment in February 2012. Net investment loss for the year ended December 31, 2011 was $129.9 million.

•

During the quarter ended December 31, 2011, MCG funded $14.4 million of advances and originations, including $9.4 million to one new portfolio company. Payoffs and portfolio monetization activities totaled $41.3 million during the quarter.

•	MCG’s ratio of total assets to total borrowings and other senior securities was 244% as of December 31, 2011.

DISTRIBUTION

On February 24, 2012, the MCG board of directors declared a distribution of $0.17 per share. The distribution is payable as follows:

Record date: April 13, 2012

Payable date: May 15, 2012

MCG Capital Corporation

March 1, 2012

MCG determines the tax attributes of its distributions as of the end of the fiscal year based upon the taxable income for the full year and distributions paid during the year. For the tax year ended December 31, 2011, 37% would be from ordinary income and 63% would be a return of capital.

OVERVIEW

Today, MCG reported a fourth quarter 2011 net loss of $49.0 million, or $0.64 per basic and diluted share, which represented a $31.2 million, or $0.41 per share, incremental net loss from the $17.8 million, or $0.23 per share, reported for the comparable period in 2010. The incremental net loss resulted primarily from a $26.7 million increase in MCG’s net investment loss before income tax provision and a $4.4 million decrease in MCG’s operating income.

MCG’s revenue for the fourth quarter of 2011 was $19.5 million, which represented a $4.0 million, or 17.1%, decrease from the comparable period in 2010. This decrease was composed of a $3.1 million decrease in interest and dividend income and a $0.9 million decrease in advisory fees and other income. MCG reported DNOI of $8.2 million, or $0.11 per share, which represented a $4.7 million, or $0.06 per share, decrease from the fourth quarter of 2010. NOI during the fourth quarter of 2011 was $7.5 million, which represented a $4.4 million, or 37.2%, decrease from the comparable period in 2010.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2011, MCG had $58.6 million in cash and cash equivalents and $75.3 million of cash in securitization and restricted accounts, a portion of which could be deployed for suitable new investment opportunities. The reinvestment period for the Company’s Commercial Loan Trust 2006-1 facility (“MCG 2006-1”) expired on July 20, 2011 and all subsequent principal collections received will be used to repay a portion of this debt. In January 2012, MCG used $24.3 million of securitized cash to repay a portion of the MCG 2006-1 and MCG Commercial Loan Funding Trust (“SunTrust Warehouse”) secured debt, and also used $8.7 million of cash and cash equivalents to repay its private placement notes in full. As of December 31, 2011, MCG had $430.2 million of total borrowings.

As a business development company, MCG is required to meet an asset coverage ratio of total net assets to total borrowings and other senior securities of at least 200% in order to borrow under new borrowing facilities or to make distributions to its stockholders. MCG’s asset coverage ratio was 244% as of December 31, 2011.

CORPORATE RESTRUCTURING AND OTHER ORGANIZATIONAL CHANGES

On August 1, 2011, the Company’s board of directors approved a plan to reduce MCG’s workforce by 42%, including 22 employees and 5 resignations. As of December 31, 2011, the Company’s headcount was 37 employees. Affected employees received severance pay, continuation of benefits and, for employees who had been awarded restricted stock, additional lapsing of restrictions associated with restricted stock awards. During the year ended December 31, 2011, MCG incurred $4.3 million of restructuring expenses, which are reported as a separate line item on its Consolidated Statements of Operations.

As previously announced, Richard W. Neu, Chairman of the MCG board of directors, was elected as Chief Executive Officer on October 31, 2011, succeeding Steven F. Tunney, Sr., who resigned in order to pursue other interests. During the three months ended December 31, 2011, MCG recognized $2.7 million of severance and other expenses associated with Mr. Tunney’s resignation consisting of $2.3 million of severance recognized in general and administrative expense and $0.4 million recognized in amortization of employee restricted stock expense.

PORTFOLIO ACTIVITY

The fair value of MCG’s investment portfolio totaled $741.2 million as of December 31, 2011, as compared to $1,009.7 million as of December 31, 2010. During the fourth quarter of 2011, MCG funded $14.4 million of originations and advances, including a $9.4 million origination of senior debt to one new portfolio company, $2.1 million of originations and advances to three existing portfolio companies under revolving and line of credit facilities, and $2.8 million of paid-in-kind, or PIK, advances. The $2.1 million of originations and advances to existing portfolio companies included $1.6 million of investments in senior debt securities and $0.5 million in secured subordinated debt securities. Gross payments, reductions and sales of securities during the fourth quarter of 2011 of $41.3 million were composed of $32.6 million of senior debt, $0.5 million of secured subordinated debt, $2.2 million of unsecured subordinated debt, $5.8 million of preferred equity and $0.2 million of common equity.

MCG Capital Corporation

March 1, 2012

During the three months ended December 31, 2011, MCG reported net investment losses before income tax provision of $56.4 million, which are detailed below:

		Three months ended December 31, 2011
(in thousands)	Industry	Type	Realized (Loss)/ Gain	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Jet Plastica Investors, LLC	Plastic Products	Control	$—	$(21,863)	$—	$(21,863)
Broadview Networks Holdings, Inc.	Communications	Control	—	(18,278)	—	(18,278)
Jenzabar, Inc.	Technology	Non-Affiliate	—	(11,686)	—	(11,686)
GSDM Holdings, LLC	Healthcare	Non-Affiliate	—	(1,959)	—	(1,959)
Coastal Sunbelt Real Estate, Inc.	Real Estate Investments	Non-Affiliate	171	441	(1,914)	(1,302)
Contract Datascan Holdings, Inc.	Business Services	Affiliate	—	(1,112)	—	(1,112)
PremierGarage Holdings, LLC	Home Furnishings	Control	(9,256)	—	8,463	(793)
Intran Media, LLC	Other Media	Control	(7,946)	399	6,972	(575)
Orbitel Holdings, LLC	Cable	Control	—	1,144	—	1,144
Other (< $1 million net gain (loss))			472	(157)	(320)	(5)

Total			$(16,559)	$(53,071)	$13,201	$(56,429)

OUTLOOK

As previously announced, on October 31, 2011, Richard W. Neu, Chairman of MCG’s board of directors, was elected as chief executive officer, succeeding Steven F. Tunney, Sr. who resigned in order to pursue other interests. Additionally, B. Hagen Saville, previously the Company’s Executive Vice President of Business Development and a member of MCG’s board of directors, was appointed President and Chief Operating Officer. Under the direction of Messrs. Neu and Saville, MCG took a fresh look at how to prudently and expeditiously return the Company to its roots as a strong middle market debt lender. As part of that undertaking, every aspect of the Company was examined under the assumption that its legacy equity positions wind down over the course of 2012 and with the fundamental goal of simplifying operations.

This transition is consistent with the desire to create a company with less credit and leverage risk yet one that has a sustainable and predictable level of NOI and dividend generation. The transition also addresses the potential impact of an expected reduction, over the next several years, of the size of the Company’s investment portfolio as its existing secondary market funding facilities contractually wind down.

The Company is substantially complete with its process review. Relative to its fourth quarter annualized general and administrative costs, excluding costs related to the resignation of Mr. Tunney, MCG has identified non-compensation cost reduction opportunities of approximately $4.5 million to $5.5 million per annum which, when fully implemented, MCG believes will target a non-compensation cost structure of approximately $5.5 million to $6.5 million. The Company expects these cost reductions to be embedded in its non-compensation operating costs by no later than the end of the first quarter of 2013, which is when the lease on the Company’s current headquarters facility expires.

In addition to its process review, and taking into consideration the anticipated wind down of its legacy equity positions and current secondary market funding facilities, MCG undertook a comprehensive review of its current work force and structure. This review encompassed a benchmark review against internally managed peers together with a skill assessment of its current personnel. It was undertaken with the intended fundamental principle of allowing no degradation to the Company’s existing risk management profile.

As a result of this review, MCG would anticipate its current work force of 37 employees will transition to a level of 20 to 25 by year end 2012. This reduction in force is intended to generate a targeted future base compensation and benefits level of approximately $4.0 million to $5.0 million beginning in 2013.

As MCG enters 2013 and begins to realize the expected benefits of the initiatives discussed above, it is forecasting NOI of approximately $0.50 per share to $0.60 per share. In effect, the anticipated cost savings of approximately $8.5 million to $10.5 million, together with the earnings benefits from projected monetizations and proposed conversions of legacy equity investments to debt instruments, are intended to provide a substantial offset to the earnings reduction attributable to the significant deleveraging of MCG’s balance sheet.

MCG Capital Corporation

March 1, 2012

In arriving at this forecast, a number of assumptions are required which, if incorrect, could materially change the results of the Company’s forecast, including potential monetizations and proposed conversions. However, the Company has assumed no incremental debt or equity issuances as it clearly recognizes that the primary path to future debt and equity support from investors, at economic levels, is through the stabilization of its investment portfolio.

With respect to 2012, MCG is anticipating to incur non-recurring costs of approximately $0.10 per share to $0.15 per share, primarily associated with expected severance costs, the previously announced amendment of its SunTrust Warehouse facility, the early retirement of its private placement notes and other transitional costs. Excluding these costs, the Company is forecasting NOI of approximately $0.40 per share to $0.50 per share.

Recognizing the one time nature of the 2012 transitory costs, the Company’s strong liquidity position, and the importance of dividends to its investor base, MCG has committed to a dividend declaration level of $0.14 per share for the next two quarters. Accordingly, MCG will pay a $0.17 per share dividend in May 2012 followed by a $0.14 per share dividend in both July and October 2012. Such payments are expected to include a return of capital.

Lastly, as previously announced on January 17, 2012, the Company is authorized to repurchase shares of MCG common stock, up to $35 million, in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. No shares have been repurchased to date.

Conference Call (Live Call)	Date and time	Thursday, March 1, 2012 at 10:00 a.m. Eastern Time

	Dial-in Number (No Conference ID required)	(877) 878-2269 domestic (847) 829-0062 international

	Webcast	http://investor.mcgcapital.com

Replay (Available through March 15, 2012)	Call Replay (Conference ID for replay is #56059923)	(855) 859-2056 domestic (404) 537-3406 international

	Web Replay	http://investor.mcgcapital.com

MCG Capital Corporation

March 1, 2012

MCG Capital Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)	December 31, 2011	December 31, 2010

Assets

Cash and cash equivalents	$58,563	$44,970

Cash, securitization accounts	40,306	42,245

Cash, restricted	34,964	29,383

Investments at fair value
Non-affiliate investments (cost of $570,209 and $684,785, respectively)	570,133	646,116
Affiliate investments (cost of $40,858 and $43,721, respectively)	51,770	53,300
Control investments (cost of $406,151 and $517,167, respectively)	119,263	310,289

Total investments (cost of $1,017,218 and $1,245,673, respectively)	741,166	1,009,705

Interest receivable	4,049	5,453

Other assets	11,490	13,521

Total assets	$890,538	$1,145,277

Liabilities

Borrowings (maturing within one year of $32,983 and $18,858, respectively)	$430,219	$546,882

Interest payable	2,710	2,291

Dividends payable	13,092	10,735

Other liabilities	9,565	7,353

Total liabilities	455,586	567,261

Stockholders’ equity

Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—

Common stock, par value $0.01, authorized 200,000 shares on December 31, 2011 and 2010, 76,997 issued and outstanding on December 31, 2011 and 76,662 issued and outstanding on December 31, 2010	770	767

Paid-in capital	1,009,748	1,008,823

Distributions in excess of earnings
Paid-in capital	(195,310)	(166,029)
Other	(103,912)	(28,555)

Net unrealized depreciation on investments	(276,344)	(236,990)

Total stockholders’ equity	434,952	578,016

Total liabilities and stockholders’ equity	$890,538	$1,145,277

Net asset value per common share at end of period	$5.65	$7.54

MCG Capital Corporation

March 1, 2012

MCG Capital Corporation

Consolidated Statements of Operations

	Three months ended December 31,		Years ended December 31,
(in thousands, except per share amounts)	2011	2010	2011	2010
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$15,555	$15,273	$65,874	$61,396
Affiliate investments (5% to 25% owned)	1,133	2,302	5,266	4,859
Control investments (more than 25% owned)	2,116	4,300	11,068	20,274

Total interest and dividend income	18,804	21,875	82,208	86,529

Advisory fees and other income
Non-affiliate investments (less than 5% owned)	646	1,257	2,458	1,982
Affiliate investments (5% to 25% owned)	—	320	—	320
Control investments (more than 25% owned)	25	32	1,030	738

Total advisory fees and other income	671	1,609	3,488	3,040

Total revenue	19,475	23,484	85,696	89,569

Operating expense
Interest expense	3,856	3,709	15,634	16,891
Employee compensation
Salaries and benefits	2,431	4,210	11,998	16,275
Amortization of employee restricted stock awards	703	979	2,081	4,342

Total employee compensation	3,134	5,189	14,079	20,617
General and administrative expense	4,906	2,710	14,036	11,495
Restructuring expense	115	—	4,289	1

Total operating expense	12,011	11,608	48,038	49,004

Net operating income before net investment loss, (loss) gain on extinguishment of debt and income tax provision (benefit)	7,464	11,876	37,658	40,565

Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	401	9,692	(46,887)	17,529
Affiliate investments (5% to 25% owned)	214	36	(703)	36
Control investments (more than 25% owned)	(17,174)	178	(42,929)	(5,711)

Total net realized (loss) gain on investments	(16,559)	9,906	(90,519)	11,854

Net unrealized (depreciation) appreciation on investments
Non-affiliate investments (less than 5% owned)	(13,501)	(10,741)	38,593	(10,296)
Affiliate investments (5% to 25% owned)	(1,698)	1,985	1,333	4,036
Control investments (more than 25% owned)	(24,783)	(31,294)	(80,010)	(61,130)
Derivative and other fair value adjustments	112	455	730	717

Total net unrealized depreciation on investments	(39,870)	(39,595)	(39,354)	(66,673)

Net investment loss before income tax provision	(56,429)	(29,689)	(129,873)	(54,819)
(Loss) gain on extinguishment of debt before income tax provision (benefit)	—	—	(863)	2,983
Income tax provision (benefit)	8	(65)	37	1,801

Net loss	$(48,973)	$(17,748)	$(93,115)	$(13,072)

Loss per basic and diluted common share	$(0.64)	$(0.23)	$(1.22)	$(0.17)
Cash distributions declared per common share	$0.17	$0.14	$0.66	$0.37
Weighted-average common shares outstanding—basic and diluted	76,514	75,648	76,259	75,422

MCG Capital Corporation

March 1, 2012

SELECTED FINANCIAL DATA

QUARTERLY OPERATING INFORMATION

(in thousands, except per share amounts)	2010 Q4	2011 Q1	2011 Q2	2011 Q3	2011 Q4
Revenue
Interest and dividend income
Interest income	$18,459	$20,158	$17,153	$17,128	$16,694
Dividend income	2,984	2,497	2,116	1,227	1,504
Loan fee income	432	781	919	1,425	606

Total interest and dividend income	21,875	23,436	20,188	19,780	18,804
Advisory fees and other income	1,609	867	1,020	930	671

Total revenue	23,484	24,303	21,208	20,710	19,475

Operating expense
Interest expense	3,709	3,873	3,945	3,960	3,856
Salaries and benefits	4,210	3,976	2,908	2,683	2,431
Amortization of employee restricted stock awards(b)	979	624	406	348	703
General and administrative(c)	2,710	2,827	2,646	3,657	4,906
Restructuring expense(d)	—	—	65	4,109	115

Total operating expense	11,608	11,300	9,970	14,757	12,011

Net operating income before net investment loss, loss on extinguishment of debt and income tax provision (benefit)	11,876	13,003	11,238	5,953	7,464

Net investment loss before income tax provision (benefit)	(29,689)	(20,944)	(21,448)	(31,052)	(56,429)
Loss on extinguishment of debt before income tax provision (benefit)	—	(863)	—	—	—
Income tax provision (benefit)	(65)	11	8	10	8

Net loss	$(17,748)	$(8,815)	$(10,218)	$(25,109)	$(48,973)

Reconciliation of DNOI to net operating income
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision (benefit)	$11,876	$13,003	$11,238	$5,953	$7,464
Amortization of employee restricted stock awards(b)	979	624	406	779	704

DNOI(a) (b)	$12,855	$13,627	$11,644	$6,732	$8,168

DNOI per share-weighted average common shares—basic and diluted(a)	$0.17	$0.18	$0.15	$0.09	$0.11

Per common share statistics
Weighted-average common shares outstanding—basic and diluted	75,648	75,765	76,343	76,404	76,514
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision (benefit) per common share—basic and diluted	$0.16	$0.17	$0.15	$0.08	$0.09
Loss per common share—basic and diluted	$(0.23)	$(0.12)	$(0.13)	$(0.33)	$(0.64)
Net asset value per common share—period end	$7.54	$7.23	$6.93	$6.44	$5.65
Distributions declared per common share(e)	$0.14	$0.15	$0.17	$0.17	$0.17

(a)

DNOI represents net operating income before net investment loss, loss on extinguishment of debt and income tax provision (benefit), as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards. MCG views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities. These measures serve as an additional measure of MCG’s operating performance exclusive of employee restricted stock amortization, which represents an expense of the Company but does not require settlement in cash. DNOI does include PIK interest and dividend income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in MCG’s consolidated financial statements, to help analyze how MCG’s business is performing.

(b)	Results for Q4 2011 include amortization of employee restricted stock awards of $360 associated with the resignation of MCG’s former chief executive officer, Steven F. Tunney, Sr.
(c)	Results for Q4 2011 include severance costs of $2,287 associated with the resignation of MCG’s former chief executive officer, Steven F. Tunney, Sr.
(d)	Results for Q3 2011 and Q4 2011 include $431 and $1, respectively, of amortization of employee restricted stock awards associated with MCG’s corporate restructuring.
(e)

On February 24, 2012, MCG’s board of directors declared a distribution of $0.17 per share payable on May 15, 2012 to shareholders of record as of April 13, 2012. MCG determines the tax attributes of its distributions as of the end of the fiscal year based upon the taxable income for the full year and distributions paid during the year. For the tax year ended December 31, 2011, 37% would be from ordinary income and 63% would be a return of capital.

MCG Capital Corporation

March 1, 2012

SELECTED FINANCIAL DATA

ANNUAL RECONCILIATION OF DNOI

	Years Ended December 31,
(dollars in thousands)	2010	2011

Reconciliation of DNOI to net operating income
Net operating income before net investment loss, (loss) gain on extinguishment of debt and income tax provision	$40,565	$37,658

Amortization of employee restricted stock awards(b)	4,342	2,513

DNOI(a) (b)	$44,907	$40,171

DNOI per share-weighted average common shares—basic and diluted(a)	$0.60	$0.53

Weighted-average common shares outstanding—basic and diluted	75,422	76,259

(a)

DNOI represents net operating income before net investment loss, loss on extinguishment of debt and income tax provision (benefit), as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards. MCG views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities. These measures serve as an additional measure of MCG’s operating performance exclusive of employee restricted stock amortization, which represents an expense of the Company but does not require settlement in cash. DNOI does include PIK interest and dividend income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in MCG’s consolidated financial statements, to help analyze how MCG’s business is performing.

(b)	Results for 2011 include amortization of employee restricted stock awards of $360 associated with the resignation of MCG’s former chief executive officer, Steven F. Tunney, Sr.

IMPORTANT INFORMATION ABOUT NON-GAAP REFERENCES

References by MCG Capital Corporation to distributable net operating income, or DNOI, refer to net operating income before net investment loss, gain (loss) on extinguishment of debt and income tax provision (benefit), as determined in accordance with GAAP adjusted for amortization of employee restricted stock awards.

The Company’s management uses DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities. These measures serve as an additional measure of MCG’s operating performance exclusive of employee restricted stock amortization, which represents an expense of the Company but does not require settlement in cash. DNOI does include PIK interest and dividend income that generally are not payable in cash on a regular basis, but rather at investment maturity or when declared.

The Company believes that providing non-GAAP DNOI and DNOI per share affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities. DNOI should not be considered as an alternative to, as an indicator of the Company’s operating performance, or as a substitute for net operating income, net (loss) income, earnings (loss) per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net (loss) income, earnings (loss) per share and cash flows from operating activities in MCG’s consolidated financial statements, to help analyze how MCG’s business is performing because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with its reported GAAP results.

MCG Capital Corporation

March 1, 2012

ABOUT MCG CAPITAL CORPORATION

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. MCG’s investment objective is to achieve current income and capital gains. Portfolio companies generally use capital provided by MCG to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, forecasts, projections, plans or prospects, including statements relating to: MCG’s results of operations, including revenues, net operating income, distributable net operating income, net investment losses and general and administrative expenses and the factors that may affect such results; the performance of current or former MCG portfolio companies; the cause of net investment losses; the expected charges and savings associated with the Company’s restructuring; management’s desire to create a company with less credit and leverage risk yet one that has a sustainable and predictable level of net operating income and dividend generation; the expected reduction, over the next several years, of the size of the Company’s investment portfolio; annual non-compensation cost reduction opportunities and the timing of such cost reductions, which may never be realized; the timing of the anticipated wind down of the Company’s legacy equity positions and current secondary market facilities; the timing and level of staff reductions, as well as associated cost reductions, which may not be realized; future net operating income levels; expected cost savings, together with the earnings benefits from projected monetization and the proposed conversion of legacy equity investments to debt instruments, and the anticipated offset to the earnings reduction attributable to the significant deleveraging of MCG’s balance sheet; future debt or equity issuances; the level of non-recurring costs, including severance costs, the amendment to the SunTrust Warehouse, the early retirement of private placement notes and other transitional costs; and general economic factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.